Exhibit 10.12

WMC FINANCE CORP.

DECEMBER 2003 BONUS PLAN

(Adopted by the Board of Directors of WMC FINANCE CORP. (the “Board”)

as of December 16, 2003)

1.	PURPOSE OF THE PLAN.

The purpose of the WMC FINANCE CORP. DECEMBER 2003 BONUS PLAN (the “Plan”) is to further the growth, development and financial success of WMC Finance Corp. (the “Company”) by providing an additional incentive to certain employees and directors of the Company and its subsidiaries (the “Plan Participants”), each of whom has signed a Participation Agreement in substantially the form set forth in Exhibit A attached hereto (the “Participation Agreement”).

2.	DEFINITIONS.

As used in this Plan and the Participation Agreement, the following capitalized terms shall have the meanings set forth below:

“Bonus Payment Date” with respect to a Plan Participant, Bonus Payment Date has the meaning set forth in such Plan Participant’s Participation Agreement.

“Change in Control” shall have the meaning set forth in the form of Stock Option Agreement granting options to the Company’s directors to purchase the Company’s Class B Common Stock pursuant to the Company’s 2000 Stock Incentive Plan.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, par value $.01 per share, of the Company.

“Company” has the meaning set forth in Section 1.

“Disability” shall have the meaning set forth in the Company’s 2000 Stock Incentive Plan.

“Eligible Plan Participant” means, subject to the terms of the Participation Agreements regarding the acceleration of bonus payments, with respect to a particular Bonus Payment Date, a Plan Participant who is a director of or employed by the Company or one of its Subsidiaries on such Bonus Payment Date.

“Forfeited Bonus Amount” has the meaning set forth in Section 4(b)(i).

“Forfeited Bonus Percentage” means, with respect to each Eligible Plan Participant, the percentage obtained by dividing (x) the aggregate of all bonuses paid or to be paid to such Eligible Plan Participant pursuant to such Eligible Plan Participant’s Participation Agreement by (y) the aggregate of all bonuses paid or to be paid to all Eligible Plan Participants pursuant to their Participation Agreements.

“Offering” means the sale by the Company of $200 million in principal amount of its Senior Notes due 2008 pursuant to the terms of the Confidential Offering Circular dated December 11, 2003.

“Plan Participants” has the meaning set forth in Section 1.

“Record Date” means December 16, 2003.

3.	BONUS; EFFECTIVENESS.

(a) Bonus Pool. The Company hereby agrees to reserve, on the date of the consummation of the Offering, up to $25,678,784 in the aggregate to be paid out to the Plan Participants in the amounts and on the dates set forth herein.

(b) Bonus Payments. Subject to Section 4 below, the Company will pay (or will cause one of its subsidiaries to pay) to each Eligible Plan Participant a bonus in the amount and at the times set forth in such Eligible Plan Participant’s Participation Agreement (as such Participation Agreement may be modified pursuant to Section 4 below).

(c) Withholding Taxes. In connection with the payment of any bonus pursuant to the Plan, the Company shall be entitled to withhold any amount required to be withheld in respect of applicable Federal, state and/or local tax laws, rules or regulations.

(d) Effectiveness. Notwithstanding anything to the contrary in this Plan, the Company’s obligation to reserve the amount set forth in Section 3(a) above and pay any bonus pursuant to any this Plan or any Participation Agreement is expressly contingent upon the consummation of the Offering.

4.	FORFEITURE.

(a) Forfeiture. Each bonus to be paid by the Company to a Plan Participant on a Bonus Payment Date is expressly conditioned upon such Plan Participant’s employment with or service as a director of the Company or its subsidiaries on such date. Except with respect to the acceleration of bonus payments as may be set forth in a Participation Agreement, if an employee or director of the Company or its subsidiaries ceases to be an Eligible Plan Participant prior to any Bonus Payment Date, the bonuses scheduled to be paid to such Plan Participant on or after such Bonus Payment Date shall be forfeited automatically with no further liabilities or obligations of the Company or any of its subsidiaries or affiliates.

(b) Additional Bonuses. Each time a bonus is forfeited pursuant Section 4(a), each Eligible Plan Participant’s Participation Agreement will be automatically modified as follows:

(i) to add an additional bonus to be paid to such Eligible Plan Participant on the next succeeding Bonus Payment Date in an amount equal to the product of (A) the bonus amount forfeited at such time (the “Forfeited Bonus Amount”) multiplied by (B) such Eligible Plan Participant’s Forfeited Bonus Percentage multiplied by (C) a fraction, the numerator of which is the aggregate of all bonuses which have been paid or will be paid to such Eligible Plan Participant pursuant to such Eligible Plan Participant’s Participation

Agreement on such next succeeding Bonus Payment Date (without giving effect to such forfeiture but giving effect to all prior forfeitures) and the denominator of which is the aggregate of all bonuses paid or to be paid to such Eligible Plan Participant pursuant to such Eligible Plan Participant’s Participation Agreement (without giving effect to such forfeiture but giving effect to all prior forfeitures); and

(ii) to add additional bonuses to be paid to such Eligible Plan Participant on each Bonus Payment Date occurring after such next succeeding Bonus Payment Date in an amount equal to the product of (A) the Forfeited Bonus Amount multiplied by (B) such Eligible Plan Participant’s Forfeited Bonus Percentage multiplied by (C) a fraction, the numerator of which is the bonus which will be paid to such Eligible Plan Participant pursuant to such Eligible Plan Participant’s Participation Agreement on each such next succeeding Bonus Payment Date (without giving effect to such forfeiture but giving effect to all prior forfeitures) and the denominator of which is the aggregate of all bonuses paid or to be paid to such Eligible Plan Participant pursuant to such Eligible Plan Participant’s Participation Agreement (without giving effect to such forfeiture but giving effect to all prior forfeitures).

If an Eligible Plan Participant is entitled to additional bonus payments pursuant to Section 4(b) above and there are no succeeding Bonus Payment Dates upon which to make such payments, such payments shall be made on the date that is the earlier of (a) December 31 of the year in which such Eligible Plan Participant becomes entitled to such payment, or (b) the date of the consummation of a Change in Control.

5.	MISCELLANEOUS.

(a) Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

(b) Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

(c) Amendment of Plan. This Plan may be modified or amended in any respect by the Board in its sole discretion; provided that no such modification or amendment shall be enforceable against any Plan Participant to the extent that it extends the time of payment or decreases the amount of any bonus to be paid to such Plan Participant without the consent of such Plan Participant.

(d) Governing Law. All questions concerning the construction, interpretation and validity of this Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(e) No Evidence of Employment or Service. Nothing contained in this Plan shall confer upon any Plan Participant any right with respect to the continuation of his or her employment by or service with the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliate (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of the Plan Participant from the rate in existence at the time of the execution of a Participation Agreement.

(f) 280G Limitation; Possible Gross Up

(i) Notwithstanding anything in this Agreement or under any other agreement between any Plan Participant and the Company to the contrary, to the extent that any payment or benefit received or to be received by the Plan Participant (“Total Payments”) is or will be subject to the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to excess parachute payments (as defined in the Code) and is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Total Payments to be subject to the Excise Tax (the “Reduced Amount”). Notwithstanding the preceding sentence, if the Total Payments before giving effect to such reduction would be at least $50,000 or greater than the Reduced Amount, then such a reduction shall not apply and the Company shall pay to the Plan Participant or for the Plan Participant’s benefit as provided below in cash an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount of the Total Payments retained by the Plan Participant after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section 5(f) shall be equal to the net amount of the Total Payments that the Plan Participant would have retained (after the deduction of any Federal, state and local income tax on such payments) had the Total Payments not been subject to the Excise Tax. Such Gross-Up Payment(s) shall be made by the Company to the Plan Participant or applicable taxing authority on behalf of the Plan Participant as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on the Plan Participant’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Plan Participant of any such payment, benefit and/or amount. If a reduction in the Total Payments is required pursuant this Section 5(f)(i), then the Plan Participant shall determine, in the exercise of his sole discretion, which payment or benefit to reduce or eliminate.

(ii) The determination of whether a reduction in Total Payments or a Gross-Up Payment is required pursuant to this Section 5(f) and the amount of any such reduction or Gross-Up Payment shall be determined in writing (the “Determination”) by the Company’s outside auditors. In the event of a binding or uncontested determination by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that adjusts the computation set forth in the Determination so that the Plan Participant did not receive the greatest net benefit required pursuant to Section 5(f)(i), the Company shall reimburse the Plan Participant as provided herein for the full amount required to place the Plan Participant in after-tax position required pursuant to Section 5(f)(i). In the event of a binding or uncontested determination by the

Taxing Authority that adjusts the computation set forth in the Determination so that the Plan Participant received a payment or benefit in excess of the amount required pursuant to Section 5(f)(i) (including, without limitation, in the event that a reduction in Total Payments is required pursuant to Section 5(f)(i) and the amount of such required reduction increases as a result of the determination by the Taxing Authority) (an “Overpayment”), then the Plan Participant shall promptly pay to the Company the amount of such excess (or the amount of the additional required reduction, as the case may be) together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto) from the date the reimbursable payment or benefit was received by the Plan Participant to the date the same is repaid to the Company.

*    *    *    *    *

EXHIBIT A

PARTICIPATION AGREEMENT

WHEREAS, in accordance with the terms and subject to the conditions of the WMC Finance Corp. December 2003 Bonus Plan, WMC Finance Corp. (the “Company”) will pay a bonus to you in the amounts and on the dates set forth herein; and

WHEREAS, payment of the bonus to you is conditioned upon your execution and delivery of this Participation Agreement to the Company.

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the WMC Finance Corp. December 2003 Bonus Plan and, with respect to words used herein, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

1.	Bonus. Subject to the terms of the Plan, the Company will pay to you a cash bonus or cash bonuses on such dates and in such amounts as set forth on Schedule 1 and/or Schedule 2 attached hereto (as such Schedules may be modified pursuant to Section 4 of the Plan).

2.	Acknowledgement and Waiver re: June 2003 Bonus Plan. You hereby acknowledge and agree that, notwithstanding any provision in the WMC Mortgage Corp. June 2003 Bonus Plan (the “June 2003 Plan”) which may be interpreted to the contrary, including, without limitation, Section 3(a) thereof, you are not entitled to any Bonus (as defined in the June 2003 Plan) upon the declaration or payment of any dividend by the Company other than the dividend declared by the Company on June 26, 2003 (the “June Dividend”). You hereby irrevocably waive any and all claims that you may have that you are entitled to receive any amount from the Company or any of its subsidiaries or affiliates in connection with your participation in the June 2003 Plan other than amounts to be received by you in connection with the June Dividend.

3.	Acknowledgement re: December 2003 Bonus Plan. You hereby acknowledge that you are a Plan Participant and agree to be bound by the terms and conditions of the Plan, including, without limitation, the terms and conditions related to forfeiture of bonus payments set forth in Section 4 thereof.

ACKNOWLEDGED AND AGREED

Name:

Schedule 1 to Participation Agreement

Participant:

Bonus Payment Date	Payment Amount

Total	$

Notwithstanding the Bonus Payment Dates set forth above, on the date that is immediately prior to but subject to the consummation of a Change in Control of the Company, the Company will pay to you (provided you are an Eligible Plan Participant at such time) in a lump sum all remaining bonus payments set forth above (as this schedule may be modified pursuant to Section 4 of the Plan).

Notwithstanding the Bonus Payment Dates set forth above, upon the next Bonus Payment Date following your termination due to your death or Disability (provided you were an Eligible Plan Participant at such time), the Company will pay to you or your estate, as applicable, in a lump sum all remaining bonus payments set forth above (as this schedule may be modified pursuant to Section 4 of the Plan).

Schedule 2 to Participation Agreement

Participant:

Option Agreement dated

Option Amount:

Subject to the terms of the Plan, if on September 3, 2007 (the “Bonus Payment Date”) the option to purchase shares of Common Stock granted to you by the Company pursuant to the Option Agreement referenced above (the “Option”) has not expired or terminated (or such Option has been completely exercised) and you are an Eligible Plan Participant on such date, then the Company will pay to you a cash bonus in an amount equal to the Option Amount set forth above (the “Bonus”). Notwithstanding the foregoing, the Bonus Payment Date shall be accelerated to the date that is the later to occur of both (A) either a Trigger Event or the termination of your employment by each of the Company or any subsidiary of the Company for any reason, or by you due to your death or Disability or for Good Reason (as defined in the Stock Option Agreement between you and the Company) and (B) the exercise of such Option by you, provided that both (A) and (B) occur prior to the Bonus Payment Date (it being understood that in the case of a partial exercise of an Option the amount of the Bonus payable to you will be reduced to an amount equal to the product of the Bonus amount otherwise payable with respect to such Option and the percentage of such Option that has been exercised).

For purposes of the foregoing, “Trigger Event” means the consummation of (a) any person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than Chatham Street Holdings LLC becoming the beneficial owner of at least a majority of the Common Stock, whether by stock purchase, merger, consolidation or otherwise, (b) a sale of all or substantially all of the assets of the Company or WMC Mortgage Corp. or (c) a Qualified IPO (as defined in Certificate of Designation related to the Company’s Series E Cumulative Senior Preferred Stock as in effect on December 15, 2003).